Exhibit 99.1

Investor Relations Contact:

James E. Brenn, Senior VP and Chief Financial Officer

(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE

THIRD QUARTER OF FISCAL 2010

MILWAUKEE, WI April 22, 2010/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced third quarter fiscal 2010 consolidated net income of $24.1 million or $0.48 per diluted share, that when adjusted for a litigation settlement of $30.6 million ($18.7 million after-tax) would result in an adjusted consolidated net income of $42.7 million or $0.85 per diluted share on consolidated net sales of $694.6 million. The litigation settlement relates to a class action lawsuit regarding horsepower labeling that was previously disclosed in a Current Report on Form 8-K filed on March 2, 2010. The third quarter of fiscal 2009 had consolidated net income of $25.4 million or $0.51 per diluted share on consolidated net sales of $673.8 million. Consolidated net sales increased $20.8 million or 3% from the third quarter of the prior year. The increase is primarily attributable to higher sales volumes in the Engines Segment. Third quarter adjusted consolidated net income increased $17.3 million from net income in the same period a year ago. Engines Segment operating results were the primary driver of the improved adjusted net income.

For the first nine months of fiscal 2010, consolidated net income was $18.4 million or $0.36 per diluted share, that when adjusted for the litigation settlement of $30.6 million ($18.7 million after-tax), would result in an adjusted consolidated net income of $37.1 million or $0.73 per diluted share on consolidated net sales of $1.412 billion. For the same period a year ago, consolidated net sales were $1.609 billion, and consolidated net income was $26.6 million or $0.53 per diluted share. The majority of the $197.0 million or 12% decrease in consolidated net sales was the result of lower sales volume in the Power Products Segment. The remainder of the net sales decrease reflects lower engine volume and lower prices. The nine-month adjusted consolidated net income increased by $10.5 million from net income in the same period a year ago. Engines Segment operating results were the primary driver of the improved adjusted net income.

Engines:

Third quarter net sales for fiscal 2010 were $498.9 million versus $480.2 million for the same period a year ago, an increase of $18.7 million or 4%. The increase in net sales was primarily the result of an engine unit shipment increase of 6% from the same period a year ago. Offsetting the volume improvement were lower average prices in effect for fiscal 2010. Shipments of engines increased in the third quarter for lawn and garden applications due to the shift of OEM production to the last half of the fiscal year from the fiscal second quarter reflecting the desire of the channel participants to control their working capital commitments at the end of the calendar year.

Net sales for the first nine months of fiscal 2010 were $983.6 million versus $1.078 billion in the prior year, a decrease of $94.5 million or 9%. Unit volume decreases of 7% through nine months were the result of lower engine demand for portable generators, soft engine shipments to European lawn and garden equipment manufacturers and minor market share losses in various engine categories. The majority of the remainder of the net sales decrease was due to lower pricing implemented for fiscal 2010.

Income from operations for the third quarter of fiscal 2010 was $43.8 million. Income from operations, after adjusting for the $30.6 million litigation settlement, was $74.4 million, a $27.8 million improvement from the $46.6 million reported for the same period in the prior year. The $27.8 million improvement was primarily the result of lower manufacturing costs for materials, labor and fixed overhead. Improvement in the adjusted income from operations from sales and manufacturing volume increases was offset by the previously discussed lower prices.

Income from operations for the first nine months of fiscal 2010 was $56.0 million. Income from operations after adjusting for the litigation settlement was $86.6 million, a $23.5 million improvement from the $63.1 million reported for the same period a year ago. The $23.5 million improvement for the first nine months was the result of similar lower manufacturing costs as mentioned for the third fiscal quarter, offset by lower sales volume, production volume and pricing.

Power Products:

Fiscal 2010 third quarter net sales were $245.3 million versus $250.2 million for the same period a year ago, a decrease of $4.9 million. The net sales decrease was primarily the result of lower portable generator sales in the quarter, as the current year’s quarter did not have hurricane replenishment shipments that were experienced in last year’s third quarter. The portable generator sales decrease was partially offset by stronger pressure washer volume and a small improvement in shipments of lawn and garden equipment.

Net sales for the first nine months of fiscal 2010 were $565.5 million versus $697.7 million in the prior year, a $132.2 million decrease. Lower portable generator sales for this nine-month period accounted for almost all of the net sales decrease primarily due to the absence of any hurricane activity in fiscal 2010.

There was a loss from operations of $7.1 million in the third quarter of fiscal 2010, a $4.2 million greater loss than experienced in the prior year. The increase in the loss from operations resulted from lower plant utilization, primarily production of portable generators that decreased over 90% in the current third quarter compared to the same period a year ago.

The loss from operations for the first nine months of fiscal 2010 was $8.0 million, a small improvement from the $8.9 million operating loss generated for the same period a year ago. The improvement in the loss from operations for the quarter was the result of lower manufacturing costs, primarily related to lower commodity costs and planned cost saving initiatives. The improvements were offset by lower sales and production volumes primarily related to the significantly lower portable generator shipments and production in fiscal 2010.

General:

Other income for the third quarter and first nine months of fiscal 2010 was greater than the same periods last year primarily because of improved earnings in our joint ventures. Interest expense for the third quarter of fiscal 2010 was less than the prior year because of lower borrowings offset by a premium expense of $1.4 million to repurchase a portion of outstanding senior notes during the quarter. Interest expense for the first nine months of fiscal 2010 was also lower due to lower borrowings offset by a premium expense of $2.4 million to repurchase a portion of outstanding senior notes during fiscal 2010.

The effective tax rate was 27.1% for the third quarter and 22.3% for the first nine months of fiscal 2010 versus 31.4% and 23.4% for the same periods last year, respectively. The variation reflected between years was due to the required recognition of the tax effect of certain events as discrete items in the quarter in which they occurred rather than in the overall expected annual tax rate.

The 8.875% Senior Notes that are due in March 2011 have been classified as a Current Maturity on Long-term Debt in the consolidated balance sheet as of the end of fiscal March 2010. The company believes it will be able to replace these borrowings with new financing.

Outlook:

The company, after recognizing the litigation settlement in the third quarter, now projects that fiscal 2010 net income will be in the range of $24 to $31 million or $0.48 to $0.62 per diluted share. This current forecast range is the same as the forecast provided in January 2010, except it now incorporates the litigation settlement and the bottom end of the forecast has been increased. Consolidated net sales are projected to be approximately 6% lower between years primarily due to the absence of hurricane related sales of portable generators and their related engines, the continued impact of year over year pricing changes and lower engine shipments to Europe for lawn and garden applications. While the lawn and garden season has started, there remains uncertainty that the market growth built in to our projections should be changed at this time. Production levels for substantially all products are planned to be lower in fiscal 2010 to decrease our investment in working capital. Operating income margins are projected to be in the range of 2.8% to 3.1% after recognition of the litigation expense but still in the previously disclosed 4% to 5% range if the litigation expense is removed. Interest expense and other income are forecasted for the full year at $26 million and $5 million, respectively. The effective tax rate for the full year is projected to be in a range of 27% to 30%.

The company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 281-6502. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1445952.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; the ability of ourselves and our customers to secure adequate working capital funding and meet related covenants; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and consumer confidence; changes in the market value of the assets in our defined benefit pension plan and any related funding requirements; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended March

(In Thousands, except per share data)

(Unaudited)

	Third Quarter		Nine Months
	2010	2009	2010	2009
NET SALES	$694,575	$673,794	$1,412,231	$1,609,426
COST OF GOODS SOLD	554,093	561,724	1,148,709	1,356,740

Gross Profit on Sales	140,482	112,070	263,522	252,686

ENGINEERING, SELLING, GENERAL
AND ADMINISTRATIVE EXPENSES	71,394	68,118	192,526	196,271
LITIGATION SETTLEMENT	30,600	—	30,600	—

Income from Operations	38,488	43,952	40,396	56,415

INTEREST EXPENSE	(7,323)	(7,709)	(20,979)	(24,320)
OTHER INCOME, Net	1,860	806	4,287	2,692

Income before Income Taxes	33,025	37,049	23,704	34,787

PROVISION FOR INCOME TAXES	8,952	11,638	5,293	8,140

Net Income	$24,073	$25,411	$18,411	$26,647

Average Shares Outstanding	49,597	49,571	49,595	49,568

BASIC EARNINGS PER SHARE	$0.48	$0.51	$0.37	$0.53

Diluted Average Shares Outstanding	50,060	49,728	49,987	49,699

DILUTED EARNINGS PER SHARE	$0.48	$0.51	$0.36	$0.53

Non-GAAP Financial Measures

When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Management believes that the non-GAAP financial measures in this release aid investors in understanding the magnitude of the improvement in earnings between years due to recurring operations. The following table is a reconciliation of the non-GAAP financial measures:

Adjusted Net Income & Diluted Earnings Per Share for the Fiscal Periods Ended March

(In Thousands, except per share data)

(Unaudited)

	Third Quarter		Nine Months
	2010	2009	2010	2009
Net Income	$24,073	$25,411	$18,411	$26,647
Tax effected charges to reported net income:
Litigation Settlement	18,666	—	18,666	—

Adjusted Net Income	$42,739	$25,411	$37,077	$26,647

Diluted Earnings Per Share	$0.48	$0.51	$0.36	$0.53
Tax effected charges to reported diluted earnings per share:
Litigation Settlement	0.37	—	0.37	—

Adjusted Diluted Earnings Per Share	$0.85	$0.51	$0.73	$0.53

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Segment Information

(In Thousands)

(Unaudited)

	Third Quarter		Nine Months
	2010	2009	2010	2009
NET SALES:
Engines	$498,897	$480,216	$983,632	$1,078,124
Power Products	245,342	250,176	565,524	697,719
Inter-Segment Eliminations	(49,664)	(56,598)	(136,925)	(166,417)

Total *	$694,575	$673,794	$1,412,231	$1,609,426

* International sales based on product shipment destination included in net sales	$177,507	$145,174	$410,319	$421,971

GROSS PROFIT ON SALES:
Engines	$122,597	$94,556	$218,906	$200,680
Power Products	16,161	17,294	52,205	49,778
Inter-Segment Eliminations	1,724	220	(7,589)	2,228

Total	$140,482	$112,070	$263,522	$252,686

INCOME (LOSS) FROM OPERATIONS:
Engines	$43,841	$46,600	$55,970	$63,059
Power Products	(7,077)	(2,868)	(7,985)	(8,872)
Inter-Segment Eliminations	1,724	220	(7,589)	2,228

Total	$38,488	$43,952	$40,396	$56,415

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal March

(In Thousands)

(Unaudited)

	2010	2009
CURRENT ASSETS:
Cash and Cash Equivalents	$27,867	$16,473
Accounts Receivable, Net	438,146	484,294
Inventories	456,905	511,533
Deferred Income Tax Asset	54,859	56,559
Other	26,246	34,614

Total Current Assets	1,004,023	1,103,473

OTHER ASSETS:
Goodwill	255,016	248,663
Investments	18,307	19,427
Prepaid Pension	—	100,668
Other Intangible Assets, Net	90,934	98,124
Deferred Income Tax Asset	17,096	—
Other Long-Term Assets, Net	12,509	10,828

Total Other Assets	393,862	477,710

PLANT AND EQUIPMENT:
At Cost	974,286	991,894
Less-Accumulated Depreciation	637,831	620,568
Assets Held For Sale	4,000	—

Plant and Equipment, Net	340,455	371,326

	$1,738,340	$1,952,509

CURRENT LIABILITIES:
Accounts Payable	$164,163	$179,253
Short-Term Debt	142,355	242,906
Current Maturity on Long-Term Debt	206,098	—
Accrued Liabilities	177,777	170,587

Total Current Liabilities	690,393	592,746

OTHER LIABILITIES:
Deferred Income Tax Liability	—	56,259
Accrued Pension Cost	130,289	37,266
Accrued Employee Benefits	19,627	18,752
Accrued Postretirement Health Care Obligation	147,936	152,990
Other Long-Term Liabilities	29,901	34,853
Long-Term Debt	—	246,976

Total Other Liabilities	327,753	547,096

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	80,825	77,302
Retained Earnings	1,078,205	1,076,483
Accumulated Other Comprehensive Loss	(234,826)	(132,064)
Treasury Stock, at Cost	(204,010)	(209,054)

Total Shareholders’ Investment	720,194	812,667

	$1,738,340	$1,952,509

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended Fiscal March
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$18,411	$26,647
Depreciation and Amortization	48,629	51,417
Stock Compensation Expense	6,155	3,136
Loss on Disposition of Plant and Equipment	1,656	2,807
(Provision) Credit for Deferred Income Taxes	(4,195)	2,051
Increase in Accounts Receivable	(175,159)	(166,324)
Decrease in Inventories	20,474	27,257
Decrease in Other Current Assets	12,363	360
Increase in Accounts Payable and Accrued Liabilities	60,241	4,664
Other, Net	(5,085)	(9,587)

Net Cash Used by Operating Activities	(16,510)	(57,572)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(24,816)	(30,963)
Cash Paid for Acquisition, Net of Cash Acquired	—	(24,757)
Proceeds Received on Disposition of Plant and Equipment	209	2,538
Other, Net	(144)	—

Net Cash Used by Investing Activities	(24,751)	(53,182)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Loans, Notes Payable, and Long-Term Debt	63,872	119,661
Dividends	(11,001)	(21,811)

Net Cash Provided by Financing Activities	52,871	97,850

EFFECT OF EXCHANGE RATE CHANGES	265	(3,091)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,875	(15,995)
CASH AND CASH EQUIVALENTS, Beginning	15,992	32,468

CASH AND CASH EQUIVALENTS, Ending	$27,867	$16,473